EXHIBIT 99.1

CONTACT:	Gary A. Harmon Chief Financial Officer (706) 625-7990 gary.harmon@dixiegroup.com

The Dixie Group Sells Yarn Production Plant
to Shaw Industries Group, Inc.

CHATTANOOGA, Tenn. (December 5, 2003) - The Dixie Group, Inc. (Nasdaq/NM:DXYN) today announced that it had executed a definitive agreement to sell its Ringgold, Georgia, spun carpet yarn production facility to Shaw Industries Group, Inc. for a cash purchase price of approximately $6.7 million. Proceeds from the sale, plus funds generated from working capital reductions, will be used to reduce debt under the Company's Senior Credit Agreement. While specific terms of the agreement were not disclosed, Dixie said the sale, which is subject to normal contractual contingencies, was expected to be completed within the next six weeks. Approximately 300 associates are employed in this facility.

The transaction is not expected to result in a material net gain or loss.

Commenting on the sale, Daniel K. Frierson, Chairman of the Board of The Dixie Group, observed, "We expect completion of the sale will further strengthen our balance sheet and permit us to continue growing our higher-end carpet businesses."

The Dixie Group (www.thedixiegroup.com) is a leading carpet and rug manufacturer and supplier to higher-end residential and commercial customers serviced by Fabrica International, Masland Carpets and to consumers through major retailers under the Dixie Home name.

Statements in this news release, which relate to the future, are subject to risk factors and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Such factors include the levels of demand for the products produced in each of the Company's business segments. Other factors that could affect the Company's results include, but are not limited to, raw material and transportation costs related to petroleum prices, the cost and availability of capital, and general economic and competitive conditions related to the Company's business. Issues related to the availability and price of energy may adversely affect the Company's operations. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.